Exhibit 23.2

J o h n D. T h o m a s, P. C.

11650 South State Street

Suite 240

Draper, Utah 84 020

(801) 816-2536

Fax: (801) 816-2537

jthomas@acadiagrp.com

May 23, 2017

The Board of Directors

Cape Point Holdings, Inc.

Campos Elíseos 400, 601B, Colonia PolancoReforma

Delegación Miguel Hidalgo, CP 11560

México, Ciudad de México

+5255 70980527

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form S-1: Securities Act File No. ________________

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the resale of certain securities of Cape Point Holdings, Inc. (the “Company”) pursuant to the filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission.

The proposed registration statement relates to the registration of 1,880,000 shares of common stock of the Company issued to the selling stockholders for consideration (the “Shares”), as more fully described in the Registration Statement. It is our opinion that the Shares of common stock have been, issued, duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the Florida Business Corporation Act, and other relevant statutory provisions, all applicable provisions of the Florida Constitution, and reported decisions interpreting those laws.

We hereby consent to be named as counsel for Cape Point Holdings, Inc. in the registration statement included therein and consent to the filing of this opinion as an exhibit to the Registration Statement and with any amendments.

Very truly yours,

JOHN D. THOMAS, P.C.

/s/ John D. Thomas_________

John D. Thomas, Esq.

President